Exhibit 10.7

Summary of New Jersey Resources Corporation Non-Employee Director Compensation

Annual Cash Retainer Fee (All independent directors except Lead Director):	$68,000
Annual Cash Retainer- Lead Director	$78,000

Annual Equity Retainer (in common stock equivalent)†	$65,000
Annual Retainer for Committee Chairs:
Audit Committee Chair:	$22,000
Executive Committee Chair:	$10,000
Leadership Development and Compensation Committee Chair:	$16,000
Nominating/Corporate Governance Committee Chair:	$11,000

Annual Retainer - Committee Member:
Audit Committee	$12,000
Leadership Development and Compensation Committee	$ 6,000
Nominating/Corporate Governance Committee	$ 6,000
Annual Retainer for Subsidiary Board Lead Director*	$ 5,000
Annual Retainer for Subsidiary Board Member	$ 9,000

In the event of extraordinary circumstances resulting in an excessive number of Board or Committee meetings beyond the typical number of meetings of a Board or Committee in a given year, the Board retains discretion to pay an additional per meeting fee of $1,500 to each attending non-employee director that is a member of such Board or Committee.

† The number of shares to be based upon the closing price of a share of the Company's common stock on the date of the grant.
*Subsidiary Boards include New Jersey Natural Gas, NJR Energy Services, NJR Clean Energy Ventures and NJR Energy Investments.
**Subsidiary Board Member Annual Retainers and any additional meeting fees are based upon each member only being compensated for one meeting when joint Boards of Directors meetings occur.